Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2025, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Grid Dynamics Holdings, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Grid Dynamics Holdings, Inc on Form S-8 (File No. 333-238203) and on Forms S-3 (File Nos. 333-279081, 333-283149 and 333-238202).

/s/ GRANT THORNTON LLP

San Francisco, California
February 27, 2025